Filed Pursuant to Rule 424(b)(3)

Registration No. 333-206053

VAPOR CORP.

PROSPECTUS

5,615,933 Shares of Common Stock

This prospectus relates to the sale of up to 5,615,933 shares of our common stock, including (i) 3,516,824 shares of our common stock presently issued and outstanding, (ii) 822,960 shares of common stock issuable upon exercise of warrants, (iii) 1,215,911 shares of common stock issuable upon conversion of convertible notes and (iv) 60,238 shares of common stock issuable upon the delivery of restricted stock units, each of which may be offered by the selling shareholders identified in this prospectus. We will not receive any proceeds from the sales of shares of our common stock by the selling shareholders named on page 9. We will, however, receive proceeds in connection with the exercise of the warrants referred to above.

Our common stock trades on the Nasdaq Stock Market under the symbol “VPCO”. As of August 31, 2015, the closing price of our common stock was $0.74 per share.

The common stock offered in this prospectus involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus to read about factors you should consider before buying shares of our common stock.

No underwriter or other person has been engaged to facilitate the sale of shares of our common stock in this offering. The selling shareholders may be deemed underwriters of the shares of our common stock that they are offering within the meaning of the Securities Act of 1933. We will bear all costs, expenses and fees in connection with the registration of these shares.

The selling shareholders are offering these shares of common stock. The selling shareholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling shareholders will receive all proceeds from the sale of the common stock. We will receive proceeds from the exercise of the warrants if the warrants are exercised, which proceeds will be used for working capital and general corporate purposes. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 31, 2015.

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You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The selling shareholders are not offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. We are responsible for updating this prospectus to ensure that all material information is included and will update this prospectus to the extent required by law.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully including the section entitled “Risk Factors” before making an investment decision. Vapor Corp. is referred to throughout this prospectus as “Vapor,” “the Company,” “we,” “our” or “us.”

Our Company

We operate 12 Florida-based vape stores and are focusing on expanding the number of Company operated stores as well as launching a franchise program. In addition, we design, market, and distribute vaporizers, e-liquids, electronic cigarettes and accessories under the emagine vaporTM, Krave®, Fifty-One® (also known as Smoke 51), Vapor X®, Hookah Stix® and Alternacig® brands. We also design and develop private label brands for our distribution customers. Third party manufacturers manufacture our products to meet our design specifications. We market our products as alternatives to traditional tobacco cigarettes and cigars. In 2014, as a response to market product demand changes, Vapor began to shift its primary focus from electronic cigarettes to vaporizers. “Vaporizers” and “electronic cigarettes,” or “e-cigarettes,” are battery-powered products that enable users to inhale nicotine vapor without smoke, tar, ash, or carbon monoxide.

We offer our vaporizers and e-cigarettes and related products through our vape stores, online, to retail channels through our direct sales force, and through third party wholesalers, retailers and value-added resellers. Retailers of our products include small-box discount retailers, big-box retailers, gas stations, drug stores, convenience stores, and tobacco shops and kiosk locations in shopping malls throughout the United States. Vapor leverages its ability to design, market and develop multiple vaporizer and e-cigarette brands and to bring those brands to market through its multiple distribution channels including the vape stores, online and through retail operations operated by third parties. The Company’s business strategy is currently focused on a multi-pronged approach to diversify our revenue streams to include the Vape Store brick-and-mortar retail locations which were successfully deployed by Vaporin, Inc., a corporation with which we merged in March 2015.

Our Corporate Information

The Company was originally incorporated under the name Consolidated Mining International, Inc. in 1985. On November 5, 2009, the Company acquired Smoke Anywhere USA, Inc., a distributor of electronic cigarettes, in a reverse triangular merger. On January 7, 2010, the Company changed its name to Vapor Corp. The Company reincorporated in the State of Delaware from the State of Nevada effective on December 31, 2013. On March 3, 2015, the Company merged with Vaporin, Inc., a Delaware corporation, and was the surviving and controlling entity.

Our executive offices are located at 3001 Griffin Road, Dania Beach, Florida 33312, and our telephone number is (888) 766-5351. Our website is located at www.vapor-corp.com. The information contained on, or that can be accessed through, our website is not incorporated by reference in this prospectus and should not be considered a part of this prospectus.

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THE OFFERING

Common stock outstanding prior to the offering:	8,563,090

Common stock offered by the selling shareholders:	5,615,933 shares (1)

Common stock outstanding immediately following the offering:	12,460,875 shares (2)

Use of proceeds:	We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders but will receive proceeds from the exercise of the warrants if the warrants are exercised, which proceeds will be used for working capital and general corporate purposes.

Risk Factors:	See “Risk Factors” beginning on page 8 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

Stock Symbol:	Nasdaq: VPCO

(1) Except for 822,960 shares underlying warrants, 1,215,911 shares underlying convertible notes, 60,238 shares issuable upon delivery of restricted stock units, and 1,798,676 shares, the issuance of which is dependent upon shareholder approval, all of the shares offered under this prospectus have been issued and are outstanding. The issuance of 1,215,911 shares underlying convertible notes assumes shareholder approval of a reduction in the conversion price of such notes from $5.50 to $1.10. Without such shareholder approval, only 243,182 shares will be issuable upon conversion of the convertible notes.

(2) The number of shares of common stock to be outstanding after this offering excludes:

●	229,634 shares of common stock issuable upon the exercise of outstanding stock options;

●	614,708 shares of common stock issuable upon the exercise of outstanding warrants, not including the shares underlying warrants registered herein;

●	37,616,570 shares of common stock issuable upon the full conversion of our Series A Convertible Preferred Stock and up to 75,233,140 shares of common stock issuable upon the full exercise of our Series A Warrants, assuming the warrants are exercised for cash; and

●	1,880,829 shares of common stock issuable upon the full conversion of our Series A Convertible Preferred Stock and up to 3,761,657 shares of common stock upon the full exercise of the Series A Warrants, assuming the warrants are exercised for cash, included in the unit purchase option issued to the representative of the underwriters in connection with our registered offering that closed July 29, 2015.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus including the incorporated documents contains forward-looking statements. All statements other than statements of historical facts, including statements regarding our future financial position, liquidity, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs.

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The results anticipated by any or all of these forward-looking statements might not occur. Important factors, uncertainties and risks that may cause actual results to differ materially from these forward-looking statements are contained in the risk factors that follow and the incorporated documents. We undertake no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For more information regarding some of the ongoing risks and uncertainties of our business, see the risk factors that follow and that are disclosed in our incorporated documents.

RISK FACTORS

Investing in our securities involves substantial risks. Before purchasing the common stock offered by this prospectus you should consider carefully the risk factors incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2015, in addition to, and as updated by, the risks, uncertainties and additional information (i) set forth in our SEC reports on Forms 10-K, 10-Q and 8-K and in the other documents incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus, and (ii) the information contained in any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Incorporation of Certain Documents By Reference.” The risks and uncertainties we discuss in this prospectus and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company. Additional risks not presently known, or currently deemed immaterial, also could materially and adversely affect our financial condition, results of operations, business and prospects.

In addition to the above, we are also subject to the following risks:

If we cannot manage our vape stores as we grow, we may incur substantial operating losses and adversely affect our financial condition.

Our business model is focusing on expanding the number of vape stores beyond those we presently operate. As we expand the number of vape stores and their location, it will be more difficult to manage them and our promotional costs will increase. None of our senior managers has experience in operating a significant number of retail stores in different locations. If we expand our vape stores beyond our capabilities, we may be materially and adversely affected.

We have been named as defendants in litigation brought under California Proposition 65 which, if resolved adversely to us, could have a material adverse impact on our financial condition.

On June 22, 2015, the Center for Environment Health, as plaintiff, filed suit against a number of defendants including us, our wholly-owned subsidiary, the Vape Store, Inc., Vaporin, Inc. and another wholly-owned subsidiary, Vaporin Florida, Inc. The lawsuit was filed in the Superior Court of the State of California, County of Alameda. The suit seeks relief under California Proposition 65 which makes it unlawful for businesses to knowingly and intentionally expose individuals in California to chemicals known to cause birth defects or other harm without providing clear and reasonable warnings. All of the defendants are alleged to have sold products containing significant quantities of nicotine in violation of Proposition 65. The plaintiff is seeking a civil penalty against these defendants in the amount of $2,500 per day for each violation of Proposition 65, together with attorneys’ fees and costs.

The Company and its subsidiaries are in the process of hiring counsel and intend to defend the allegations. We believe that all of the e-liquid products derived from nicotine sold by Vapor Corp. have always contained an appropriate warning. We are gathering information on sales by Vaporin, Inc. and its former subsidiaries. We cannot assure you that we will prevail in this litigation. If the case is resolved adversely to us and we are the subject of substantial civil penalties, it could have a material adverse impact on our financial condition. Even if the litigation is dismissed or ultimately resolved in our favor, the cost of litigating could be substantial and adversely affect our financial condition.

If our stock price materially declines, the Series A Warrant holders will have the right to a large number of shares of common stock upon exchange of their Series A Warrants, which may result in significant dilution.

The Series A Warrants contained in the Units sold in the Company’s registered public offering that closed in July 2015 have a feature which is designed to compensate the Series A Warrant holders regardless of whether the price of our common stock rises or falls. Similar to a typical warrant, the holder benefits when the price of the underlying common stock rises; however, even if our common stock falls below the exercise price, the Series A Warrant holders are provided with value. If our common stock price materially falls following the separation of the Units, unless we elect to pay the Series A Holder a cash payment, we may be obligated to issue a large number of shares to holders upon exchange of their Series A Warrants even though the exercise price is more than current fair market value of our common stock. This in turn may materially dilute existing shareholders. The potential for such dilutive exercise of the Series A Warrants may depress the price of common stock regardless of our business performance, and could encourage short selling by market participants, especially if the trading price of our common stock begins to decrease.

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If Nasdaq were to delist our common stock from its exchange, your ability to make transactions in our common stock would be limited and may subject us to additional trading restrictions.

Should we fail to satisfy the continued listing requirements of Nasdaq, such as the minimum closing bid price requirement, our common stock may be delisted from Nasdaq. If Nasdaq delists our common stock, it is probable it will delist the Units sold in the Company’s July 2015 registered public offering, which will cause the Units to separate into shares of Series A Preferred Stock and Series A Warrants. Such a delisting would likely have a negative effect on the price of our common stock and would impair your ability to sell or purchase our common stock when you wish to do so. In the event of a delisting, we would take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements.

If the Nasdaq Capital Market does not maintain the listing of our securities for trading on its exchange, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	our shares of common stock will be a “penny stock”, which will require brokers trading in our shares of common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares of common stock;

●	a limited amount of news and analyst coverage for our company; and

●	decreased ability to issue additional securities or obtain additional financing in the future.

Therefore, it may be difficult for investor to sell any shares if they desire or need to sell them.

USE OF PROCEEDS

In connection with registration rights agreements with the selling shareholders, we are registering 5,615,933 shares of our common stock, including (i) 3,516,824 shares of our common stock presently issued and outstanding, (ii) 822,960 shares of common stock issuable upon exercise of warrants, (iii) 1,215,911 shares of common stock issuable upon conversion of convertible notes and (iv) 60,238 shares of common stock issuable upon the delivery of restricted stock units, each of which may be offered by the selling shareholders identified in this prospectus. We will not receive any proceeds from the sale of the shares of our common stock offered for resale by them under this prospectus. We will, however, receive proceeds from the exercise of warrants which will be used for working capital and general corporate purposes.

SELLING SHAREHOLDERS

The following table provides information about each selling shareholder listing how many shares of our common stock they own on the date of this prospectus, how many shares are offered for sale by this prospectus, and the number and percentage of outstanding shares each selling shareholder will own after the offering assuming all shares covered by this prospectus are sold. Each of Alpha Capital Anstalt, Mr. Barry Honig and Mr. Michael Brauser have been beneficial owners of over 5% of our outstanding common stock at one time during the past three years. In addition, Mr. Greg Brauser (who is Michael Brauser’s son) is presently serving as an executive officer and director of the Company, Messrs. Brandon Bal and Jamie Polina are present employees of the Company and Mr. Scott Frohman is a former employee. Other than these individuals, none of the selling shareholders have had any position, office, or material relationship with us or our affiliates within the past three years. The information concerning beneficial ownership has been taken from our stock transfer records and information provided by the selling shareholders. Information concerning the selling shareholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.

We do not know when or in what amounts a selling shareholder may offer shares for sale. The selling shareholders may not sell any or all of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by the selling shareholder.

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Unless otherwise indicated, the selling shareholders have sole voting and investment power with respect to their shares of common stock. The information contained in the table below is based upon information contained in transfer agent records and/or information provided to us by the selling shareholders, and we have not independently verified this information. The selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

The number of shares outstanding, and the percentages of beneficial ownership, post-offering are calculated on the basis of (i) 8,563,090 share shares outstanding as of August 20, 2015, and (ii) 12,460,875 shares of our common stock to be issued and outstanding as of the conclusion of the offering, which assumes exercise of all warrants, conversion of all convertible notes, and delivery of all restricted stock units for which, in each case, underlying shares are registered herein. In addition, shares outstanding post-offering assumes shareholder approval of a reduction in the exercise price of the convertible notes offered herein and that all shares, the issuance of which is contingent on shareholder approval, will have been issued. For the purposes of the following table, the number of shares of common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling shareholder has sole or shared voting power or investment power and also any shares which that selling shareholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights.

Name	Number of securities beneficially owned before offering	Number of securities to be offered	Number of securities owned after offering	Percentage of securities beneficially owned after offering

Alpha Capital Anstalt (1)	668,330	1,656,045	322,865	2.5%

Michael Brauser (2)	244,581	405,632	195,560	1.6%

John W. Fitzgerald (3)	39,281	40,563	17,649	*

Darren Goodrich, Inc. 401K PST (4)	32,718	45,025	8,705	*

Frost Gamma Investments Trust (5)	368,404	202,816	260,237	2.1%

Heller Family Foundation Inc. (6)	166,402	202,816	58,235	*

Barry Honig (7)	427,298	994,273	421,961	3.4%

Horberg Enterprises Limited Partnership (8)	153,851	121,689	88,952	*

Marlin Capital Investments, LLC (9)	26,233	36,101	6,980	*

Melechdavid Inc. (10)	117,840	121,689	52,941	*

Richard Molinsky (11)	30,954	20,281	20,139	*

Palladium Capital Advisors, LLC (12)	206,336	283,942	54,903	*

Sandor Capital Master Fund (13)	281,565	202,815	173,398	1.4%

Stuart Smith (14)	117,840	121,689	52,941	*

Daniel Waldman (15)	20,394	21,060	9,164	*

Brio Capital Master Fund (16)	286,520	362,239	0	0%

Point Capital, Inc. (17)	143,260	181,120	0	0%

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Southern Biotech, Inc. (18)	179,075	226,399	0	0%

Scott Frohman (19)	83,087	83,087	0	0%

Birchtree Capital, LLC (20)	83,087	83,087	0	0%

GRQ Consultants, Inc. (21)	83,087	83,087	0	0%

Gregory Brauser (22)	189,752	83,087	134,360	1.1%

Brandon Bal (23)	22,157	33,235	0	0.0%

Jamie Polina (24)	2,768	4,154	0	0.0%

*	Less than 1%.

(1)	Alpha Capital: Securities to be offered includes 486,364 shares of common stock underlying convertible notes (including interest accruable through maturity), and 233,330 shares of common stock issuable upon exercise of warrants. Pre-offering beneficial ownership does not include certain shares (i) issuable only upon shareholder approval and (2) that cannot be acquired within 60 days due to a 4.99% blocker, but such shares are included in the number of securities to be offered. Address is Lettstrasse 32, P.O. Box 1212, FL-9490, Vaduz Furstentum Liechtenstein c/o LH Financial Services Corp., 510 Madison Avenue, Ste 1400, New York, NY 10022.

(2)	M. Brauser: Securities to be offered includes 73,690 shares of common stock issuable upon exercise of warrants. Mr. Brauser, through entities of which he is trustee, also claims beneficial ownership of the securities held by Birchtree Capital, LLC and 50% of the securities held by Marlin Capital Investments, LLC. Pre-offering beneficial ownership does not include certain shares (i) issuable only upon shareholder approval and (2) that cannot be acquired within 60 days due to a 4.99% blocker, but such shares are included in the number of securities to be offered. Address is 4400 Biscayne Blvd., Suite 850, Miami, FL 33137.

(3)	Fitzgerald: Securities to be offered includes 7,370 shares of common stock issuable upon exercise of warrants. Pre-offering beneficial ownership does not include certain shares issuable only upon shareholder approval, but such shares are included in the number of securities to be offered. Address is 10100 88th Avenue, Pleasant Prairie, WI 53158.

(4)	Goodrich: Securities to be offered includes 8,180 shares of common stock issuable upon exercise of warrants. Pre-offering beneficial ownership does not include certain shares issuable only upon shareholder approval, but such shares are included in the number of securities to be offered. Address is 225 John Street, Manhattan Beach, CA 90266.

(5)	Frost Gamma: Securities to be offered includes 36,845 shares of common stock issuable upon exercise of warrants. Pre-offering beneficial ownership does not include certain shares issuable only upon shareholder approval, but such shares are included in the number of securities to be offered. All securities shown are held by Frost Gamma Investments Trust, of which Phillip Frost M.D., is the trustee. Frost Gamma L.P. is the sole and exclusive beneficiary of Frost Gamma Investments Trust. Dr. Frost is one of two limited partners of Frost Gamma L.P. The general partner of Frost Gamma L.P. is Frost Gamma, Inc., and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole shareholder of Frost-Nevada Corporation. Dr. Frost disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein and this disclosure shall not be deemed an admission that Dr. Frost is the beneficial owner of these securities for purposes of Section 16 or for any other purpose. Address is 4400 Biscayne Blvd., Miami, FL 33137.

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(6)	Heller Family: Securities to be offered includes 36,845 shares of common stock issuable upon exercise of warrants. Pre-offering beneficial ownership does not include certain shares issuable only upon shareholder approval, but such shares are included in the number of securities to be offered. Mr. Ronald Heller, the trustee of Heller Family Foundation, Inc., has voting and dispositive power over the securities reported. Address is 700 East Palisades Avenue, Englewood Cliffs, NJ 07632.

(7)	Honig: Securities to be offered includes 316,137 shares of common stock underlying convertible notes (including interest accruable through maturity), and 153,508 shares of common stock issuable upon exercise of warrants. Mr. Honig, through entities of which he is trustee, also claims beneficial ownership of the securities held by Southern Biotech, Inc. and GRQ Consultants, Inc. and 50% of the securities held by Marlin Capital Investments, LLC. Pre-offering beneficial ownership does not include certain shares (i) issuable only upon shareholder approval and (2) that cannot be acquired within 60 days due to a 4.99% blocker, but such shares are included in the number of securities to be offered. Address is 555 S. Federal Hwy #450, Boca Raton, FL 33433.

(8)	Horberg Enterprises: Securities to be offered includes 22,107 shares of common stock issuable upon exercise of warrants. Pre-offering beneficial ownership does not include certain shares issuable only upon shareholder approval but such shares are included in the number of securities to be offered. Address is 289 Prospect Avenue, Highland Park, IL 60035.

(9)	Marlin Capital: Securities to be offered includes 6,558 shares of common stock issuable upon exercise of warrants. Pre-offering beneficial ownership does not include certain shares issuable only upon shareholder approval, but such shares are included in the number of securities to be offered. Michael Brauser and Barry Honig, through entities of which they are trustees, each claim beneficial ownership over 50% of the securities held by Marlin Capital. Address is 555 S. Federal Hwy #450, Boca Raton, FL 33433.

(10)	Melechdavid: Securities to be offered includes 22,107 shares of common stock issuable upon exercise of warrants. Pre-offering beneficial ownership does not include certain shares issuable only upon shareholder approval, but such shares are included in the number of securities to be offered. Mr. Mark Groussman has voting and dispositive power over the securities reported. Address is 5154 La Gorce Drive, Miami Beach, FL 33140.

(11)	Molinsky: Securities to be offered includes 3,684 shares of common stock issuable upon exercise of warrants. Pre-offering beneficial ownership does not include certain shares issuable only upon shareholder approval, but such shares are included in the number of securities to be offered. Address is 51 Lord’s Hwy East, Weston, CT 06883.

(12)	Palladium Capital: Securities to be offered includes 51,583 shares of common stock issuable upon exercise of warrants. Pre-offering beneficial ownership does not include certain shares issuable only upon shareholder approval, but such shares are included in the number of securities to be offered. Address is 230 Park Avenue, #539, New York, NY 10169.

(13)	Sandor Capital: Securities to be offered includes 36,845 shares of common stock issuable upon exercise of warrants. Pre-offering beneficial ownership does not include certain shares issuable only upon shareholder approval, but such shares are included in the number of securities to be offered. Mr. John S. Lemak has voting and dispositive power over the securities reported. Address is 2828 Routh Street, Suite 500, Dallas, TX 75201.

(14)	Smith: Securities to be offered includes 22,107 shares of common stock issuable upon exercise of warrants. Pre-offering beneficial ownership does not include certain shares issuable only upon shareholder approval, but such shares are included in the number of securities to be offered. Address is 100 South Pointe Drive #3304, Miami Beach, FL 33139.

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(15)	Waldman: Securities to be offered includes 3,827 shares of common stock issuable upon exercise of warrants. Pre-offering beneficial ownership does not include certain shares issuable only upon shareholder approval, but such shares are included in the number of securities to be offered. Address is 100 Riverside Drive, Apt.9D, New York, NY 10024.

(16)	Brio Capital: Securities to be offered includes 194,546 shares of common stock underlying convertible notes (including interest accruable through maturity), and 49,117 shares of common stock issuable upon exercise of warrants. Pre-offering beneficial ownership does not include certain shares issuable only upon shareholder approval, but such shares are included in the number of securities to be offered. Address is c/o Brio Capital Management LLC, 100 Merrick Road, Suite 401 W, Rockville Centre, NY 11570-4800.

(17)	Point Capital: Securities to be offered includes 97,273 shares of common stock underlying convertible notes (including interest accruable through maturity), and 24,559 shares of common stock issuable upon exercise of warrants. Pre-offering beneficial ownership does not include certain shares issuable only upon shareholder approval, but such shares are included in the number of securities to be offered. Address is 285 Grand Avenue, Building 52nd Floor, Englewood, NJ 07631.

(18)	Southern Biotech: Securities to be offered includes 121,591 shares of common stock underlying convertible notes (including interest accruable through maturity), and 30,698 shares of common stock issuable upon exercise of warrants. Mr. Barry Honig, through entities of which he is trustee, claims beneficial ownership of these securities. Pre-offering beneficial ownership does not include certain shares issuable only upon shareholder approval, but such shares are included in the number of securities to be offered. Address is 555 S. Federal Hwy #450, Boca Raton, FL 33433.

(19)	Frohman: Address is 1900 Purdy Avenue, Apt. 1901, Miami Beach, FL 33139.

(20)	Birchtree Capital: Mr. Michael Brauser claims beneficial ownership over these securities. Address is 4400 Biscayne Blvd., Suite 850, Miami, FL 33137.

(21)	GRQ Consultants: Mr. Barry Honig claims beneficial ownership over these securities. Address is 555 S. Federal Hwy #450, Boca Raton, FL 33433.

(22)	G. Brauser: Securities to be offered includes 41,543 shares of common stock underlying undelivered restricted stock units. Pre-offering beneficial ownership does not include shares underlying undelivered restricted stock units (other than shares deliverable within 60 days), but such shares are included in the number of securities to be offered. Address is c/o Vapor Corp., 3001 Griffin Road, Dania Beach, Florida 33312.

(23)	Bal: Securities to be offered includes 16,618 shares of common stock underlying undelivered restricted stock units. Pre-offering beneficial ownership does not include shares underlying undelivered restricted stock units (other than shares deliverable within 60 days), but such shares are included in the number of securities to be offered. Address is c/o Vapor Corp., 3001 Griffin Road, Dania Beach, Florida 33312.

(24)	Polina: Securities to be offered includes 2,077 shares of common stock underlying undelivered restricted stock units. Pre-offering beneficial ownership does not include shares underlying undelivered restricted stock units (other than shares deliverable within 60 days), but such shares are included in the number of securities to be offered. Address is c/o Vapor Corp., 3001 Griffin Road, Dania Beach, Florida 33312.

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DESCRIPTION OF SECURITIES

We are authorized to issue 150,000,000 of common stock, par value $0.001 per share, and 1,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

We are authorized to issue 150,000,000 shares of common stock, par value $0.001 per share. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. There is no cumulative voting in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities and there are no redemption provisions applicable to our common stock.

Preferred Stock

We are authorized to issue 1,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board of Directors.

Series A Convertible Preferred Stock

In connection with our registered offering which closed July 29, 2015, we issued 3,761,657 Units, each Unit consisting of one-fourth of a share of Series A Convertible Preferred Stock and Series A Warrants. Each one-fourth share of Series A Convertible Preferred Stock will separate from the warrants and be convertible into 10 shares of common stock upon the separation of the Units. The Units will automatically separate into the Series A Convertible Preferred Stock and Series A Warrants on January 23, 2016, provided that the Units will separate earlier if at any time after August 24, 2015, the closing price of Vapor’s common stock is greater than $2.48 per share for 10 consecutive trading days, the Units are delisted, or the Series A Warrants are exercised for cash (solely with respect to the Units that included the exercised Series A Warrants). The Series A Convertible Preferred Stock will not be convertible by the holder of such preferred stock to the extent (and only to the extent) that the holder or any of its Affiliates would beneficially own in excess of 4.99% of the common stock of the Company as defined in the Securities Exchange Act of 1934 and the rules promulgated thereunder. Each share of Series A Convertible Preferred Stock shall be automatically converted into shares of common stock in the event of a change of control and certain other major transactions.

With certain limited exceptions, the Series A Convertible Preferred Stock has no voting rights. With respect to payment of dividends and distribution of assets upon liquidation or dissolution or winding up of the Company, the Series A Convertible Preferred Stock shall rank equal to the common stock of the Company. No sinking fund has been established for the retirement or redemption of the Convertible Preferred Stock. As such, the Series A Convertible Preferred Stock is not subject to any restriction on the repurchase or redemption of shares by the Company due to an arrearage in the payment of dividends or sinking fund installments. The Series A Convertible Preferred Stock also has no liquidation rights or preemption rights, and there are no special classifications of our Board related to the Series A Convertible Preferred Stock.

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For a description of how issuances of additional shares of our preferred stock could affect the rights of our shareholders, see “Certain Provisions of Delaware Law and of Our Charter and Bylaws - Issuance of “blank check” Preferred Stock,” below.

Dividends

We have not paid dividends on our common stock since inception and do not plan to pay dividends on our common stock in the foreseeable future.

Transfer Agent

We have appointed Equity Stock Transfer, as our transfer and warrant agent. Their contact information is: 237 West 37th Street, Suite 601, New York, New York 10018, phone number (917) 746-4595, facsimile (347) 584-3644.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF OUR CHARTER AND BYLAWS

Anti-takeover Provisions

In general, Section 203 of the Delaware General Corporations Law (the “DGCL”) prohibits a Delaware corporation with a class of voting stock listed on a national securities exchange or held of record by 2000 or more shareholders from engaging in a “business combination” with an “interested shareholder” for a three-year period following the time that this shareholder becomes an interested shareholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested shareholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested shareholder is prohibited unless it satisfies one of the following conditions:

●	before the shareholder became interested, the board of directors approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder;

●	upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

●	at or after the time the shareholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the shareholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested shareholder.

The DGCL permits a corporation to opt out of, or choose not to be governed by, its anti-takeover statute by expressly stating so in its original certificate of incorporation (or subsequent amendment to its certificate of incorporation or bylaws approved by its shareholders). The Vapor Certificate of Incorporation contains a provision expressly opting out of the application of Section 203 of the DGCL; therefore the anti-takeover statute does not apply to Vapor.

Issuance of “blank check” Preferred Stock

Our Certificate of Incorporation authorizes the issuance of up to 1,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board of Directors. Our Board is empowered, without shareholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common shareholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of our company.

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Our Bylaws also allow our Board of Directors to fix the number of directors. Our shareholders do not have cumulative voting in the election of directors.

Any aspect of the foregoing, alone or together, could delay or prevent unsolicited takeovers and changes in control or changes in our management.

Shareholder Action by Written Consent

Our Bylaws provide for action by our shareholders without a meeting with the written consent of shareholders holding the number of shares necessary to approve such action if it were taken at a meeting of shareholders.

Special Shareholder Meetings

Under our Bylaws, the Chairperson of our Board, our Chief Executive Officer and a majority of the number of total authorized directors (without regard to vacancies) may call a special meeting of shareholders. In addition, a special meeting may be called by the shareholders of the Company holding at least one-fourth of all shares entitled to vote at a meeting of shareholders. Our Bylaws establish that no business may be transacted at a special meeting otherwise than as specified in the notice of meeting provided in advance to shareholders, which must be delivered to shareholders between 10 and 60 days prior to the special meeting.

PLAN OF DISTRIBUTION

Each Selling Shareholder (the “Selling Shareholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

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The Selling Shareholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Nason, Yeager, Gerson, White & Lioce, P.A., West Palm Beach, Florida.

EXPERTS

The consolidated financial statements of Vapor Corp. incorporated by reference in this prospectus and registration statement as of and for the years ended December 31, 2014 and 2013 have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report, which contains an explanatory paragraph as to the Company’s ability to continue as a going concern, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The documents listed below are incorporated by reference into this registration statement:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 31, 2015;

●	The information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2015;

●	Our Quarterly Report on Form 10-Q for the period ended March 31, 2015, filed with the SEC on May 15, 2015 and our Quarterly Report on Form 10-Q for the period ended June 30, 2015, filed with the Commission on August 14, 2015;

●	Our Current Reports on Form 8-K as filed with the SEC on January 26, 2015, January 28, 2015, February 3, 2015, February 26, 2015, March 5, 2015 (as amended by the Form 8-K/A filed May 20, 2015), March 24, 2015, April 2, 2015, April 23, 2015, May 26, 2015, June 9, 2015, June 25, 2015, July 7, 2015, July 28, 2015, July 31, 2015, August 4, 2015, August 6, 2015, and August 7, 2015 (other than information furnished pursuant to Items 2.02 and 7.01 of Form 8-K and any related exhibits);

●	The description of our Common Stock contained in our Registration Statement on Form S-4 filed with the SEC on January 14, 2015, including any amendment or report filed for the purpose of updating such description; and

●	All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering, (other than information furnished pursuant to Items 2.02 and 7.01 of Form 8-K and any related exhibits), shall be deemed to be incorporated by reference into the prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of the prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Upon oral or written request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may request such information by writing to the Company at 3001 Griffin Road, Dania Beach, Florida 33312, Attention: Corporate Secretary, or by contacting us at (561) 366-1249.

We are an Exchange Act reporting company and are required to file periodic reports on Form 10-K and 10-Q and current reports on Form 8-K. You may read and copy all or any portion of the registration statement or any other information, which we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549, Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Also, the SEC maintains an internet site that contains reports, proxy and information statements, and other information that we file electronically with the SEC, including the registration statement. The website address is www.sec.gov.

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